Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-220353

September 14, 2017

iStar Inc.

Pricing Term Sheet

$400,000,000 4.625% Senior Notes due 2020

$400,000,000 5.25% Senior Notes due 2022

This pricing term sheet is qualified in its entirety by reference to the preliminary prospectus supplement dated September 14, 2017 and the accompanying prospectus (together, the “Preliminary Prospectus”) of iStar Inc. (the “Company”) relating to the securities described therein. The information in this pricing term sheet supplements the Preliminary Prospectus and updates and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. Capitalized terms used and not defined herein have the meanings assigned to them in the Preliminary Prospectus.

4.625% Senior Notes due 2020

Issuer:	iStar Inc.

Title of Security:	4.625% Senior Notes due 2020 (the “2020 Notes”)

Ranking:	Senior unsecured notes

Size:	$400,000,000

Gross proceeds:	$400,000,000

Net proceeds (after underwriting discounts and before expenses):	$395,000,000

Maturity:	September 15, 2020

Coupon:	4.625%

Public offering price:	100.000%, plus accrued and unpaid interest from September 20, 2017

Yield to maturity:	4.625%

Spread to Benchmark Treasury:	+312 basis points

Benchmark Treasury:	UST 1.375% due 09/15/2020

Ratings (Moody’s/S&P/Fitch)*:	B1/BB-/BB

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing March 15, 2018

Record Dates:	March 1 and September 1

Equity Clawback:	Up to 35% at 104.625% prior to September 15, 2019

Optional Redemption:	Make-whole call @ T+50 bps prior to June 15, 2020

On or after June 15, 2020: 100.000%

Change of Control Triggering Event:

If a Change of Control Triggering Event occurs, each holder will have the right to require that the Company purchase all or a portion of such holder’s 2020 Notes at a purchase price equal to 101% of the principal amount of such notes plus accrued and unpaid interest to, but excluding, the date of repurchase.

Trade Date:	September 14, 2017

Settlement Date:

It is expected that delivery of the 2020 Notes will be made against payment therefor on or about September 20, 2017, which is the fourth business day following the date hereof. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2020 Notes prior to the second business day preceding the delivery date of the 2020 Notes will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the 2020 Notes who wish to trade the notes prior to the delivery date of the 2020 Notes should consult their own advisors.

Distribution:	SEC registered

CUSIP:	45031U CC3

ISIN:	US45031UCC36

Denominations/Multiple:	$2,000 x $1,000

Joint Bookrunners:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Morgan Stanley & Co. LLC

Co-Managers:	Raymond James & Associates, Inc.
U.S. Bancorp Investments, Inc.
Citigroup Global Markets Inc.
Mizuho Securities USA LLC
Wells Fargo Securities, LLC

Use of Proceeds:

The Company will use the net proceeds from the offering, together with net proceeds from the other financing transactions described in the Preliminary Prospectus and cash on hand, to redeem and repay the $550.0 million aggregate principal amount outstanding of our 4.00% Senior Notes due November 2017, the $300.0 million aggregate principal amount outstanding of our 7.125% Senior Notes due February 2018, the $300.0 million aggregate principal amount outstanding of our 4.875% Senior Notes due July 2018, all of our outstanding shares of 7.88% Series E Preferred Stock, having an aggregate liquidation preference of $140.0 million, and all of our outstanding shares of 7.8% Series F Preferred Stock, having an aggregate liquidation preference of $100.0 million, and to pay related fees and expenses. There can be no assurance that the Company will complete the Convertible Notes Offering. If the Company does not complete the Convertible Notes Offering, it may elect to use additional available cash to complete the redemptions described above, or it may elect to redeem a lesser amount of senior notes and a lesser amount or none of the preferred stock.

5.25% Senior Notes due 2022

Issuer:	iStar Inc.

Title of Security:	5.25% Senior Notes due 2022 (the “2022 Notes”)

Ranking:	Senior unsecured notes

Size:	$400,000,000

Gross proceeds:	$400,000,000

Net proceeds (after underwriting discounts and before expenses):	$395,000,000

Maturity:	September 15, 2022

Coupon:	5.25%

Public offering price:	100.000%, plus accrued and unpaid interest from September 20, 2017

Yield to maturity:	5.25%

Spread to Benchmark Treasury:	+346 basis points

Benchmark Treasury:	UST 1.625% due 08/31/2022

Ratings (Moody’s/S&P/Fitch)*:	B1/BB-/BB

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing March 15, 2018

Record Dates:	March 1 and September 1

Equity Clawback:	Up to 35% at 105.25% prior to September 15, 2019

Optional Redemption:	Make-whole call @ T+50 bps prior to September 15, 2019
	On or after:	Price:
	September 15, 2019	102.625%

	September 15, 2020	101.313%
	September 15, 2021	100.000%

Change of Control Triggering Event:

If a Change of Control Triggering Event occurs, each holder will have the right to require that the Company purchase all or a portion of such holder’s 2022 Notes at a purchase price equal to 101% of the principal amount of such notes plus accrued and unpaid interest to, but excluding, the date of repurchase.

Trade Date:	September 14, 2017

Settlement Date:

It is expected that delivery of the 2022 Notes will be made against payment therefor on or about September 20, 2017, which is the fourth business day following the date hereof. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2022 Notes prior to the second business day preceding the delivery date of the 2022 Notes will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the 2022 Notes prior to the delivery date of the 2022 Notes should consult their own advisors.

Distribution:	SEC registered

CUSIP:	45031U CD1

ISIN:	US45031UCD19

Denominations/Multiple:	$2,000 x $1,000

Joint Bookrunners:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Morgan Stanley & Co. LLC

Co-Managers:	Raymond James & Associates, Inc.
U.S. Bancorp Investments, Inc.
Citigroup Global Markets Inc.
Mizuho Securities USA LLC
Wells Fargo Securities, LLC

Use of Proceeds:

The Company will use the net proceeds from the offering, together with net proceeds from the other financing transactions described in the Preliminary Prospectus and cash on hand, to redeem and repay the $550.0 million aggregate principal amount outstanding of our 4.00% Senior Notes due November 2017, the $300.0 million aggregate principal amount outstanding of our 7.125% Senior Notes due February 2018, the $300.0 million aggregate principal amount outstanding of our 4.875% Senior Notes due July 2018, all of our outstanding shares of 7.88% Series E Preferred Stock, having an aggregate liquidation preference of $140.0 million, and all of our outstanding shares of 7.8% Series F Preferred Stock, having an aggregate liquidation preference of $100.0 million, and to pay related fees and expenses. There can be no assurance that the Company will complete the Convertible Notes Offering. If the Company does not complete the Convertible Notes Offering, it may elect to use additional available cash to complete the redemptions described above, or it may elect to redeem a lesser amount of senior notes and a lesser amount or none of the preferred stock.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling or e-mailing:

J.P. Morgan Securities LLC	1-800-245-8812 (toll free) hy_syndicate@restricted.chase.com

BofA Merrill Lynch	1-800-294-1322 (toll free) dg.prospectus_requests@baml.com

Barclays Capital Inc.	1-888-603-5847 (toll free) barclaysprospectus@broadridge.com

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded.  Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.